      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1999
                           REGISTRATION NO. 333-52731

                       SECURITIES AND EXCHANGE COMMISSION

                             --------------------

      POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-1 REGISTRATION STATEMENT ON
                                    FORM S-4
                              PURSUANT TO RULE 401
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                          ROCKY MOUNTAIN INTERNET, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                    04-3153858
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                     Identification No.)

                             CHRISTOPHER J. MELCHER
                          ROCKY MOUNTAIN INTERNET, INC.
                        999 EIGHTEENTH STREET, SUITE 2201
                                DENVER, COLORADO
                                 (303) 672-0700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

                                  COPY TO:

                              JEFFREY M. KNETSCH
                        BROWNSTEIN HYATT & FARBER, P.C.
                      410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                (303) 223-1100

                             --------------------

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                  PROSPECTUS

                   SUBJECT TO COMPLETION. DATED MAY 4, 1999.

                          ROCKY MOUNTAIN INTERNET, INC.

                       4,000,0000 SHARES OF COMMON STOCK

This prospectus will allow us to issue of common stock over time in connection with the acquisition of other businesses. This means:

         - we may issue up to 4,000,000 shares of common stock from time to time;

         - we will provide a prospectus supplement each time we issue common stock;

         - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

         - you should read this document and any prospectus supplement carefully before you accept common stock as all or part of the purchase price for our acquisition of your business.

This prospectus will also be used under certain limited circumstances in connection with the resale of common stock that was originally issued pursuant to this prospectus. Other than the businesses, assets or securities acquired, we will not receive any proceeds from these offerings.

We will negotiate the price and other terms of the acquisitions with the owners of the businesses, assets or securities that we acquire or with their representatives. We will not pay underwriting discounts or concessions, although fees may be paid to persons who bring specific acquisitions to our attention.

We may structure the acquisition of businesses as:

         - a merger with Rocky Mountain Internet or a subsidiary of Rocky Mountain Internet;

         -  a purchase of all the stock of the other business; or

         -  a purchase of the assets of the other business.

Our common stock is traded on the Nasdaq National Market under the symbol "RMII." On May ___, 1999, the last reported sale price of our common stock was $___ per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE ACCEPTING OUR COMMON STOCK AS ALL OR PART OF
           THE PURCHASE PRICE FOR OUR ACQUISITION OF YOUR BUSINESS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is May ___, 1999.

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Risk Factors..............................................................   3
Cautionary Note About Forward-Looking Statements..........................  11
Recent Developments.......................................................  12
Selected Consolidated Financial Data......................................  13
Description of Common Stock...............................................  14
Plan of Distribution - Acquisition Terms..................................  14
Selling Stockholders......................................................  14
Plan of Distribution by Selling Stockholders..............................  15
Validity of the Shares....................................................  15
Experts...................................................................  15
Where You Can Find More Information.......................................  16


                                 RISK FACTORS

         You should carefully consider the risks described below before making an investment decision.

YOU MAY BE RESTRICTED IN YOUR ABILITY TO RESELL YOUR COMMON STOCK

         If you are an affiliate of a company we acquire or an affiliate of our company, you may not resell common stock issued pursuant to this prospectus unless:

         -  we allow you to use this prospectus to resell their shares; or

         -  you rely on an exemption from registration.

The exemption from registration provided by Rules 144 and 145 under the Securities Act of 1933 allows you to resell your shares immediately if you comply with certain manner of sale and volume limitations. Specifically, you may resell your common stock if the number of shares does not exceed the greater of:

         - one percent of our common stock outstanding at the time of the sale; and

         - the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks before the sale.

Another exemption from registration provided by Rule 144(k) allows you to resell all of your common stock if:

         -  you have held your stock for at least two years; and

         - you have not been an affiliate of our company for at least three months before the sale.

The one- and two-year holding periods described above do not begin to run until you have paid the full purchase price of the common stock to us or an affiliate of ours.

WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES

         We started our business in 1993 and began offering Internet access services in 1994. We have incurred operating losses in every year of our existence. We incurred net losses of $2.3 million for the year ended December 31, 1996, $4.2 million for the year ended December 31, 1997 and $10.7 million for year ended December 31, 1998. As of December 31, 1998, we have an accumulated deficit of $17.4 million. We may never be profitable.

         In 1998, a proposed merger transaction with Internet Communications Corporation and related financing transactions was terminated. As a result, we recorded costs, expenses and related fees of approximately $6.1 million. Of this amount, approximately $4.2 million relates to warrants that we issued. Although we are attempting to agree on a schedule for the payment of these expenses that is satisfactory to all parties, we cannot assure that we will be able to reach an agreement with all parties. If we are unsuccessful, we do not currently have the ability to pay all of these expenses.

IF WE ARE UNABLE TO RAISE FUNDS TO FINANCE OUR GROWTH, YOUR INVESTMENT COULD BE ADVERSELY AFFECTED

         We intend to expand or open new access sites or make other capital investments as dictated by subscriber demand and strategic considerations. To open new dial-up access sites, known in our industry as points of presence or POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to expand our subscriber base nationwide, we will have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

         -  fund growth, operating losses, and increased expenses;

         -  implement our acquisition strategy;

         - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; and

         -  respond to unanticipated developments or competitive pressures.

We will require additional funds through equity, debt, or other external financing in order to fund our current operations and to achieve our business plan. We cannot assure that any additional capital resources will be available to us, or, if available, will be on terms that will be acceptable to us. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available or are not available on acceptable terms, our ability to execute our business plan and our business could be materially and adversely affected.

COMPETITION IN OUR INDUSTRY IS INTENSE AND IS LIKELY TO INCREASE

         We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

         - established online services, such as America Online, the Microsoft Network, CompuServe and Prodigy;

         - local, regional and national Internet service providers, such as MindSpring, Earthlink, Network, Inc., Internet America and PSINet;

         - national telecommunications companies, such as AT&T Corp., MCI WorldCom, Inc., Sprint and GTE;

         - regional Bell operating companies, such as BellSouth and SBC Communications;

         - computer hardware and software companies, such as International Business Machines and Microsoft Corporation; and

         -  online cable services, such as At Home and Roadrunner.

Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce or preventing us from raising our fees. As a result, our business may suffer.

WE MAY NOT BE ABLE TO COMPETE IN THE LOCAL EXCHANGE AND LONG-DISTANCE TELEPHONE MARKET

         In 1998, we entered the long distance telephone market. We will compete directly with inter-exchange carriers and long distance carriers and other long distance resellers and providers, including large carriers such as AT&T, MCI WorldCom and Sprint and new entrants to the long distance market. Many of our competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing and other resources. We will face stiff price competition and may not be able to compete.

         Moreover, the local exchange telephone services market in most states was only recently opened to competition due to the passage of the 1996 Telecommunications Act and related regulatory rulings. There are numerous operating complexities associated with providing these services. We will be required to develop new products, services and systems and will need to develop new marketing initiatives to sell these services. Our inability to overcome any of these operating complexities could have a material adverse effect on us.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE

         The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to

         -  use leading technologies to develop our technical expertise;

         -  enhance our existing services; and

         - develop new services that meet changing member needs on a timely and cost-effective basis.

In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our business.

         Our ability to compete will also depend upon the continued compatibility of our services with products offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, we may not be able to conform to these new standards in a timely fashion. Our competitors may develop services and technologies that will render our services or technology noncompetitive or obsolete.

         We are also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that our subscribers and we use. We must develop new technology or modify our existing technology to accommodate new and faster sources of Internet access, including cable television modems, screen-based telephones, wireless products, televisions, and other consumer electronic devices. We may not succeed in adapting our Internet access business to new and faster access devices.

ANY DECLINE IN OUR MEMBER RETENTION LEVELS OR OUR PRICES WILL ADVERSELY
AFFECT US

         Our new member acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing members. While we continue to invest significant resources in our infrastructure and technical and member support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help member retention. Any significant loss of members will substantially decrease our revenue and cause our business to suffer.

         As a result of competitive pricing pressures in the market for Internet services, we reduced the prices we charge our Internet customers during 1995, 1997 and 1998. We expect that continued price pressures may cause us to reduce prices further in order to remain competitive, and we expect that such further price reductions could adversely effect our results of operations, unless we can lower our costs commensurate with such price decreases.

OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET

         Our future success substantially depends on continued growth in the use of the Internet. Although we believe that Internet usage and popularity will continue to grow as it has in the past, we cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth will slow or stop and our financial results will suffer.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS WILL SUFFER

         Our rapid growth has and will place a significant strain on our managerial, operational, financial and information systems resources. To accommodate our increasing size and manage our growth, we must continue to implement and improve these systems and attract, train, manage and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. In order to successfully integrate newly acquired assets and continue to implement a nationwide strategy and network, we must:

         - closely monitor service quality, particularly through third-party "POPs";

         - acquire and install necessary equipment and telecommunications facilities;

         - create and implement marketing strategies in new and existing markets;

         - employ qualified personnel to provide technical and marketing support for new sites; and

         - continue to expand our managerial, operational, and financial resources to support expansion.

Although we are taking steps to manage our growth effectively, we may not succeed. If we fail to successfully manage our growth, our ability to maintain and increase our member base will be impaired and our business will suffer.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

         Since January 1998, we have acquired the stock or assets of eight companies and may acquire another company, UStel, Inc. in the next few months. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses and subscriber accounts. Acquisitions often involve a number of special risks, including the following:

         - we may experience difficulty integrating acquired operations and personnel;

         -  we may be unable to retain acquired subscribers;

         -  the acquisition may disrupt our ongoing business;

         - we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;

         - the businesses we acquire may fail to achieve the revenues and earnings we anticipated;

         - we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and

         - our resources may be diverted in asserting and defending our legal rights.

We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

         -  diluting your ownership interest;

         -  causing us to incur additional debt; and

         - forcing us to amortize expenses related to goodwill and other intangible assets.

Any of these factors could have a material adverse effect on our business.

WE HAVE BEEN SUED FOR AN ALLEGED BREACH OF A MERGER AGREEMENT

         In June 1998, we announced that we had entered into a merger agreement to acquire Internet Communications Corporation. On October 13, 1998, we announced that we had terminated the merger agreement due to, among other things, Internet Communications Corporation's failure to satisfy certain obligations under the merger agreement. On October 14, 1998, Internet Communications Corporation filed a lawsuit against us in Denver District Court claiming $30 million in damages and alleging, among other things, that we breached the merger agreement and had made misrepresentations to them with respect to the proposed merger transaction. We have filed several counterclaims against Internet Communications Corporation. Our counterclaims allege that the merger failed because of the actions and misrepresentations of Internet Communications Corporation and its agents. We are seeking damages in excess of $175 million. We believe Internet Communications Corporation's claims are without merit, and intend to conduct a vigorous defense. We also intend to vigorously pursue our counterclaims against Internet Communications Corporation. However, we may not prevail in our defense or in any counterclaims. We hope that we can resolve the dispute without the necessity for a trial, but we may not succeed. If the dispute cannot be resolved quickly, we will incur additional litigation costs and the litigation may hamper our ability to obtain additional financing. An unfavorable outcome could have a material adverse affect on our business.

IF WE DO NOT SUCCEED IN OBTAINING SUFFICIENT NETWORK CAPACITY FROM OUR INTERNAL AND LEASED NETWORK, WE MAY LOSE CUSTOMERS

         Our success depends, in part, on the capacity, reliability and security of our network. Our network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:

         - particular dial-up POPs affecting only members attempting to use that particular point of presence; and

         - system wide services, such as e-mail and news services, which can affect all members.

These capacity constraints result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause members to terminate their membership with us. To reduce the probability of such problems, we will be required to expand and improve our network. Such expansion and improvement will be very costly and time consuming. We may not be able to expand or adapt our network to meet additional demand or changing subscriber requirements on a timely basis or at a commercially reasonable cost.

         In order to provide Internet access and other on-line services to our customers, we lease long distance fiber optic telecommunications lines from multiple national telecommunications service providers. We are dependent upon these providers of data communications facilities. In addition, we have a wholesale usage agreement with PSINet, which allows us to provide dial-up and "switched" network access to our customers through PSINet's 235 POPs throughout the United States. We also have other agreements with service providers on whom we rely to deliver our product and service offerings. Moreover, PSINet provides network access to some of our competitors. PSINet could choose to grant these competitors preferential network access, potentially limiting our members' ability to access the Internet. Even without such preferential treatment, increased usage of PSINet's POPs by other Internet service providers and online service providers may negatively affect access system performance.

SYSTEM FAILURES CAUSED BY NATURAL DISASTERS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

         We must protect our infrastructure against fire, earthquakes, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network hub for all of our customers. Moreover, because we lease our lines from long distance telecommunications companies and regional Bell operating companies, we are dependent upon these companies for physical repair and maintenance of the leased lines. We maintain multiple carrier agreements to reduce the risk of loss of operations from damage, power failures, telecommunications failures and similar events. However, the occurrence of a natural disaster or other unanticipated problems at our network operations center or any of our POPs may cause interruptions in the services we provide. In addition, failure of our telecommunications providers to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on us.

OUR NETWORK IS SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT OUR SERVICE

         The future success of our business will depend on the security of our network and the networks of third parties over which we have no control. Despite implementation of security measures, we remain vulnerable to computer viruses, sabotage, break-ins and similar disruptive problems caused by subscribers or other Internet users. Any breach of our network security or other inappropriate use of our network, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to our subscribers. Our subscribers, in turn, could terminate their membership or assert claims against us.

         Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to our subscribers or us or deter potential customers from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures, "hackers" have circumvented such measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

         To fix problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. As a result, subscribers or others may assert claims of liability against us. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS

         We rely on traditional telecommunications carriers to transmit our traffic over local and long distance networks. These networks may experience disruptions and capacity constraints that are not easily remedied. We may have no means of replacing these services. In addition, local phone service is sometimes available only from one company. The benefits of competition and alternative sources of supply are not present in these markets.

         We also depend on certain suppliers of hardware and software components. We acquire a majority of our networking service components, including terminal servers and high-performance routers, from Cisco Systems, Inc., Bay Networks, Inc. and Lucent Technologies, Inc. The expansion of our network places a significant demand on our suppliers, some of which have limited production capacity. In the past, we have experienced delays in delivery of new telephone lines, modems, terminal servers and other equipment. If delays are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to Rocky Mountain Internet. If our suppliers cannot meet increased demand and we are not able to develop alternative sources of supply, we could experience delays and increased costs in expanding our network, difficulty in providing our services and the loss of dissatisfied customers.

WE MAY NOT SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS OR AVOID CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

         Our success is dependent in part on our technology and other proprietary rights. To protect our rights, we rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions. We cannot be sure that these steps will be adequate to prevent misappropriation or infringement of our intellectual property.

Nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to our proprietary property and technology.

         In our industry, competitors often assert intellectual property claims against one another. The success of our business depends on our ability to assert and defend our intellectual property rights. Future litigation may have an adverse impact on our financial condition. These claims could result in substantial costs and diversion of resources, even if the claim is ultimately decided in our favor. If a claim is asserted alleging that we infringed the proprietary technology or information of a third party, we may be required to seek licenses for such intellectual property. We cannot be sure that such licenses would be offered or obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse affect on our business.

MR. HANSON HAS A CONTROLLING INTEREST IN ROCKY MOUNTAIN INTERNET WHICH MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

         Our chief executive officer, Douglas Hanson has a controlling interest in Rocky Mountain Internet through his direct ownership of common stock, ability to exercise outstanding warrants and options, and voting rights agreements. As a result, Mr. Hanson has voting control of Rocky Mountain Internet and can influence all matters that require stockholder approval. Mr. Hanson may designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with Mr. Hanson's management decisions.

         As a controlling stockholder, Mr. Hanson also has the power to approve or reject significant corporate matters, such as mergers, acquisitions and other change-in-control transactions. Mr. Hanson's controlling interest could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

MARKET PRICE OF OUR SECURITIES MAY FALL IF OTHER SECURITY HOLDERS SELL THEIR
STOCK

         As of the date of this offering, we have 9,962,794 shares of common stock outstanding. However, we have reserved approximately 11,900,000 additional shares for issuance upon exercise of warrants and stock options, various anti-dilution provisions contained in the warrants and stock options, conversion of preferred stock, and prior acquisitions. If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock and our publicly traded warrants could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate. We have issued and plan to issue additional convertible equity and debt securities in the future. If these securities are exercised or converted, you may experience significant dilution in the market value of your stock.

OUR STOCK PRICE IS HIGHLY VOLATILE

         In the past, our common stock and publicly traded warrants have traded at volatile prices. We believe that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. If the market value of our common stock decreased substantially, we could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.

FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE

         Our financial results may fluctuate significantly because of several factors, many of which are beyond our control. These factors include:

         - costs associated with gaining and retaining members and capital expenditures for upgrading our systems and infrastructure;

         - timing and market acceptance of new and upgraded Internet service introductions, technologies and services by us and our competitors;

         - loss of subscribers, seasonal fluctuations in demand for our services;

         -  downward pressure on prices due to increased competition;

         - changes in our operating expenses, including telecommunications costs; and

         -  the effect of potential acquisitions.

Fluctuations caused by these and other factors could cause our business to suffer.

WE HAVE NO INTENTION TO PAY DIVIDENDS

         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION

         We provide Internet services through data transmissions over public telephone lines and cable networks. The Federal Communications Commission governs these transmissions and establishes charges and terms for communications. As an Internet access provider, we are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than the regulations applicable to businesses generally. However, we could become subject to Federal Communications Commission or other regulatory agency regulation especially as Internet services and telecommunication services converge. Changes in the regulatory environment could decrease our revenue and increase our costs. For example, the Federal Communications Commission may decide that Internet-based telephone services should be subject to pay carrier access charges on the same basis as traditional telecommunications companies.

         The Federal Telecommunications Act of 1996 imposed fines on Internet service providers, in part, for providing access to indecent and obscene services. The United States Supreme Court found this part of the unconstitutional in June of 1997. However, on March 12, 1998, the Senate Commerce Committee approved two bills that attempt to reconstruct these unconstitutional provisions. Although it is too early to determine the ultimate course of these bills, and to evaluate the constitutionality of the proposals, these provisions, if enacted and upheld, could expose ISPs such as Rocky Mountain Internet to liabilities.

         Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC currently is considering:

         - whether Internet service providers are regulated telecommunications providers;

         - whether Internet service providers are required to contribute to the Universal Service Fund; and

         - how various companies in the Internet and telecommunications industries should be classified.

IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES, OUR BUSINESS WILL BE ADVERSELY
AFFECTED

         Our success greatly depends on our ability to attract and retain key technical, sales, marketing, information systems, financial and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Douglas H. Hanson, our Chief Executive Officer and Chairman of the Board of Directors, and Mary Beth Vitale, our President and Chief Operating Officer. The loss of Mr. Hanson, Ms. Vitale or other senior managers could have a materially detrimental effect on us. Ms. Vitale is the only executive with an employment agreement. All other members of our senior management team can terminate their employment at any time. We do not maintain key person life insurance on any of our personnel. If we fail to attract, hire or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.

OUR FAILURE TO ENSURE THAT OUR SYSTEMS OR OUR CUSTOMERS AND SUPPLIERS SYSTEMS ARE YEAR 2000 COMPLIANT COULD LEAD TO A MAJOR SYSTEM FAILURE THAT COULD ADVERSELY AFFECT OUR BUSINESS

         The Year 2000 problem is the result of computer programs that use two digits rather than four to define the applicable year. On January 1, 2000, computer equipment and programs that have time-sensitive software may not be able to distinguish whether "00" means 1900 or 2000. Incompatible date coding could cause a major system failure or could create erroneous results. We may also be vulnerable to other companies' Year 2000 issues.

         Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products. In particular, we depend heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect business.

         Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, our business could be materially and adversely affected.

         We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our business could be materially and adversely affected.

         We have established a program to coordinate appropriate activity to be taken to address the Year 2000 issue. As of December 31, 1998, we had incurred approximately $50,000 in connection with the implementation of the program. We expect to incur an additional $150,000 to $200,000 of expenses to implement the remainder of the Year 2000 readiness program. These estimates do not include additional costs that may be incurred to expand the program for systems and products that we may acquire later in 1999. These are our best estimates, and we do not believe that the total costs will have a material affect on our business. However, if the actual costs resulting from implementation of the Year 2000 readiness program significantly exceed our estimates, they may have a material adverse effect on our business.

         Furthermore, we have not developed a Year 2000 contingency plan to identify and address significant Year 2000 risks.

               CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:

         -  we may lose subscribers or fail to grow our subscriber base;

         - we may not successfully integrate new subscribers or assets obtained through acquisitions;

         -  we may fail to compete with existing and new competitors;

         -  we may not be able to sustain our current growth;

         - we may not adequately respond to technological developments impacting the Internet;

         - we may fail to identify and correct a significant Year 2000 compliance problem and experience a major system failure;

         -  we may fail to settle outstanding litigation; and

         -  we may not be able to find needed financing.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors."

                             RECENT DEVELOPMENTS

POSSIBLE ACQUISITION OF USTEL, INC.

         On March 10, 1999, UStel, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Western District of Washington. Since filing for bankruptcy, UStel, Inc. had been in negotiations with various parties interested in acquiring all or substantially all of its assets.

         On April 7, 1999, we entered into a contingent preliminary agreement to acquire the assets of UStel, Inc., a regional long-distance telecommunications company headquartered in Seattle, Washington. In accepting our preliminary agreement with UStel, the United States Bankruptcy Court conferred the status of "preferred bidder and acquirer" on us. However, final approval of the acquisition by the Bankruptcy Court is subject to three significant conditions. Specifically, we must negotiate and execute the following agreements, all of which must be deemed satisfactory to the Bankruptcy Court:

         - a financing agreement with Goldman Sachs, LP, the senior secured creditor, to provide us with all the funds necessary to purchase UStel and to operate UStel for at least the following year;

         - an agreement with the wholesale long-distance carrier for UStel, MCI WorldCom, which provides continued long-distance services for a reasonable period of time; and

         - commercial lease agreements which ensure uninterrupted continuation of UStel business activities.

Because these conditions may never be realized, we cannot be sure that we will be able to acquire the assets of UStel. Even if we succeed in acquiring the assets of UStel, we may not succeed in integrating the acquired assets and personnel. Further, we may not be able to retain acquired customers. See "Risk Factors - We may not be able to compete in the local exchange and long-distance telephone market" and "-- We are subject to risks associated with acquisitions."

PROPOSALS SUBMITTED TO STOCKHOLDERS AT 1999 ANNUAL MEETING

         We have submitted the following proposals to our stockholders for our 1999 annual meeting of stockholders scheduled for June 24, 1999:

         - approval of the change of our name from Rocky Mountain Internet, Inc. to "RMI.NET;

         - approval of an increase the number of authorized shares of common stock from 25,000,000 to 100,000,000 shares;

         - approval of an increase in the number of shares that we may issue under our 1998 Employees' Option Plan from 266,544 to 1,000,000 shares;

We have incorporated our preliminary proxy statement by reference.

                       SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of selected consolidated financial data of the Company as of and for the five years ended December 31, 1998. This data should be read in conjunction "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes thereto, which are included in our Annual Report on Form 10-K and are incorporated by reference in this document.

                                         1998             1997            1996            1995           1994
                                      -----------     -----------     -----------     -----------     -----------
STATEMENT OF OPERATIONS DATA:
Revenues                              $10,087,015     $ 6,127,111     $ 3,281,579     $ 1,179,325     $   253,806
Operating loss                         (8,834,320)     (3,800,706)     (2,281,194)       (108,522)        (40,720)
Net loss                               (9,024,960)     (4,152,853)     (2,342,571)       (128,794)        (44,086)
Basic and diluted loss per share            (1.18)          (0.79)          (1.03)          (0.07)          (0.02)

BALANCE SHEET DATA:
Cash and cash equivalents             $ 5,729,346     $ 1,053,189     $   348,978     $   274,661     $    36,470
Investments                                     -               -       1,356,629               -               -
Working capital (deficit)               2,019,846        (209,003)        370,884        (186,865)       (174,029)
Total assets                           24,949,254       5,082,119       5,540,167         924,603         249,818
Long term debt                            493,963         904,627       1,134,380         904,627          51,745
Total stockholders' equity (deficit)   11,436,381       2,083,370       2,317,437        (169,036)        (43,143)


                          DESCRIPTION OF COMMON STOCK

         The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on August 14, 1996. We have incorporated our Registration Statement on Form 8-A by reference.

                   PLAN OF DISTRIBUTION - ACQUISITION TERMS

         We will offer and issue our common stock from time to time in connection with our acquisition of other businesses, assets or securities. We expect that:

         - terms of the acquisitions involving the issuance of common stock covered by this prospectus will be determined by direct negotiations with the owners of the businesses, assets or securities that we acquire or with their representatives; and

         - the common stock will be issued at prices reasonably related to the market price of the common stock either at the time an agreement is entered into or at or about the time the securities will be delivered.

While we do not expect to pay underwriting discounts or commissions, we may pay a finder's fee from time to time with respect to specific mergers or acquisitions.

         Regardless of the method we use to distribute the common stock, we will provide a prospectus supplement that will disclose:

         - the material terms of the acquisition, including the number of shares issued and the consideration received;

         - the amount of any compensation received by any finders, dealers or agents; and

         - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws.

                             SELLING STOCKHOLDERS

         Persons who receive securities from us pursuant to acquisitions covered by this prospectus may be entitled to use this prospectus to register the resale of their common stock. We refer to these individuals as the "selling stockholders." However, no selling stockholder will be authorized to use this prospectus or a supplement to this prospectus without first obtaining our consent. We may restrict the selling stockholders' right to use this prospectus. In particular, we may restrict the time period in which selling stockholders may use this prospectus and the number of shares of common stock that selling stockholders may offer pursuant to this prospectus. We may also impose other limitations and conditions in the agreements we negotiate with the owners of the businesses, assets or securities that we acquire or with their representatives. We will identify the selling stockholders and the number of shares that they can sell in a prospectus supplement.

                 PLAN OF DISTRIBUTION BY SELLING STOCKHOLDERS

         With our permission, selling stockholders may use this prospectus and a prospectus supplement to resell their common stock from time to time, including in one or more of the following transactions:

         -  on the Nasdaq National Market;

         -  in the over-the-counter market;

         - in transactions other than on the Nasdaq National Market or in the over-the-counter market;

         - through brokers, dealers or market makers, or in direct transactions with purchasers;

         -  in connection with long or short sales;

         -  by pledge to secure debts and other obligations;

         - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or

         -  in a combination of any of the above transactions.

The selling security holders may sell their common stock at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Brokers and dealers that are used will either receive discounts or commissions from the selling stockholders, or will receive commissions from the purchasers. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933. We may agree to indemnify the selling stockholders against liabilities, including liabilities arising under the Securities Act of 1933.

                            VALIDITY OF THE SHARES

         For the purposes of this offering, Hall & Evans, L.L.C., of Denver, Colorado, has given its opinion as to the validity of the securities offered in this prospectus.

                                    EXPERTS

         Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements and schedule as of and for the year ended December 31, 1998 included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Baird, Kurtz and Dobson, independent accountants, have audited our consolidated financial statements and schedule as of December 31, 1997 and for each of the two years in the period then ended included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's and Baird, Kurtz & Dobson's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning Rocky Mountain Internet can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock:

         -  Preliminary Proxy Statement on Schedule 14A, filed May 3, 1999;

         -  Current Report on Form 8-K, filed April 19, 1999;

         - Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         - The description of our common stock contained in our registration statement on Form 8-A, filed August 14, 1996.

We have also filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

                           Christopher J. Melcher
                           Vice President and General Counsel
                           Rocky Mountain Internet, Inc.
                           999 Eighteenth Street, Suite 2201
                           Denver, Colorado  80202
                           (303) 672-0700

You may also want to refer to our web site at WWW.RMI.NET.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                 COMMON STOCK


                          ROCKY MOUNTAIN INTERNET, INC.


                                  PROSPECTUS


                                 MAY __, 1999

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 8 of the Registrant's Certificate of Incorporation, as amended, provides:

         "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended DGCL. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification."

         Section 5.1 of the Registrant's by-laws provides, in general, that the Registrant shall, to the fullest extent permitted by the DGCL, as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Registrant, or, by reason of the fact that such officer or director is or was serving at the request of the Registrant as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Registrant and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. Section 5.8 of the bylaws also provides that the Registrant may also indemnify and advance expenses to employees or agents who are not officers or directors of the Registrant.

         The Registrant has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Registrant or the facts herein set forth since the date hereof.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                                             DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
   2.01    Agreement and Plan of Reorganization and Liquidation by and Among Rocky Mountain Internet, Inc.,
             DataXchange Network, Inc., and Certain of the Shareholders of DataXchange Network, Inc., dated as of
             December 8, 1998(13)
   3.01    Certificate of Incorporation(1)
   3.02    Bylaws of Rocky Mountain Internet, Inc.(1)
   3.03    Certificate of Amendment of Certificate of Incorporation of Rocky Mountain Internet, Inc.(16)
   3.04    Certificate of Designations of Series B Convertible Preferred Stock(16)
   4.01    Form of Warrant Agreement dated September 5, 1996 between Rocky Mountain Internet, Inc. and American
             Securities Transfer, Inc.(1)
   4.02    Form of Subordinated Convertible Promissory Note(1)
   4.03    Form of Lock-Up Agreement for Common Stockholders(1)
   4.04    Form of Lock-Up Agreement for Preferred Stockholders(1)
   4.05    Form of Lock-Up Agreement for Debenture Holders(1)
   4.06    Form of Stock Certificate(1)
   4.07    Form of Warrant Certificate(1)
   4.08    Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson dated October 1, 1997(8)
   4.09    1996 Employees' Stock Option Plan(6)
   4.10    1996 Non-Employee Directors' Stock Option Plan(6)
   4.11    Rocky Mountain Internet Inc. 1997 Non-Qualified Stock Option Plan(7)
   4.12    1997 Stock Option Plan(9)
   4.12.1  First Amendment to Non-Qualified Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc.
             1997 Stock Option Plan(16)
   4.12.2  First Amendment to Incentive Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997
             Stock Option Plan)(16)
   4.13    Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan(10)
   4.14    Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan(11)
   4.15    Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and
             Koch Industries, Inc.(15)
   4.16    Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and
             Advantage Fund II Ltd.(15)
   4.17    Form of Common Stock Purchase Warrant issued to Koch Industries, Inc., Advantage Fund II Ltd., Wharton
             Capital Partners Ltd., Leslie Bines, and Neidiger Tucker Bruner Inc.(15)
   4.18    Form of Registration Rights Agreement between Rocky Mountain Internet, Inc. and (i) Koch Industries,
             Inc.; and (ii) Advantage Fund II Ltd.(15)
   4.19    Form of Registration Rights Agreement between Rocky Mountain Internet and (i) Wharton Capital Partners
             Ltd.; (ii) Leslie Bines; and (iii) Neidiger Tucker Bruner Inc.(15)
   5.01    Opinion and Consent of Hall & Evans, L.L.C., as to legality of securities being registered ***
  10.01    Agreement of Lease between Denver-Stellar Associates Limited Partnership, Landlord and Rocky Mountain
             Internet, Inc., Tenant(2)
  10.02    Asset Purchase Agreement--Acquisition of CompuNerd, Inc.(2)
  10.03    Confirmation of $2.0 million lease line of credit(2)
  10.04    Agreement between MCI and Rocky Mountain Internet, Inc. governing the provision of professional information system development services for the design and development of the MCI internal Intranet project referred to as Electronic Advice.(2)
  10.05    Sublease Agreement--February 26, 1997--1800 Glenarm, Denver, CO(4)
  10.06    Acquisition Agreement for The Information Exchange(4)

EXHIBIT
NUMBER                                             DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
  10.07    Asset Purchase Agreement for On-Line Network Enterprises(4)
  10.08    1996 Incentive Compensation Plan--Annual Bonus Incentive(4)
  10.09    1997 Incentive Compensation Plan--Annual Bonus Incentive(4)
  10.10    Termination Agreement of joint venture between Rocky Mountain Internet, Inc. and Zero Error Networks,
             Inc.(5)
  10.11    Private Placement Memorandum(5)
  10.12    Carrier Services Switchless Agreement Between Frontier Communications of the West, Inc. and Rocky
             Mountain Broadband, Inc.**(15)
  10.13    Wholesale Usage Agreement Between PSINet Inc. and Rocky Mountain Internet, Inc.**(15)
  10.14    PacNet Reseller Agreement between PacNet Inc. and Rocky Mountain Internet, Inc.**(15)
  10.15    Operating Agreement of The Mountain Area EXchange LLC(15)
  10.16    Software License and Consulting Services Agreement Between Rocky Mountain Internet, Inc. and Novazen
             Inc.**(15)
  10.19    Merger Agreement among Rocky Mountain Internet, Inc., RMI-INI, Internet Now, Hutchinson Persons, Leslie
             Kelly, Taufik, Islam, Susan Coupal, and Gary Kim, dated November 20, 1998(12)
  10.20    Asset Purchase Agreement between Rocky Mountain Internet, Inc. and Unicom Communications Corporation
             dated as of November 24, 1998(12)
  10.21    Asset Purchase Agreement among Rocky Mountain Internet, Inc., Stonehenge Business Systems Corporation,
             Todd Keener, and Danette Keener, dated as of November 30, 1998(12)
  10.22    Commitment letter dated December 10, 1998 from Advantage Fund Ltd. to Rocky Mountain Internet, Inc.(15)
  10.23    Agreement and Plan of Merger dated February 2, 1999 by and between Rocky Mountain Internet, Inc. and
             August 5th Corporation, d/b/a Dave's World(17)
  10.24    Asset Purchase Agreement by and among Rocky Mountain Internet, Inc., ImageWare Technologies, L.L.C., and
             Communication Network Services, L.L.C.(17)
  16.01    Letter re change in certifying accountant(3)
  16.02    Letter re change in certifying accountant(14)
  21.01    Subsidiaries of the Registrant(18)
  23.01    Consent of Ernst & Young LLP *
  23.02    Consent of Baird, Kurtz & Dobson *
  23.03    Consent of Hall & Evans, L.L.C. (included in Exhibit 5.01) ***
  27.01    Financial Data Schedule(18)

------------------------

*   To be filed by amendment.

** Portions of these documents have been omitted pursuant to a request for confidential treatment.

*** Previously filed.

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 28, 1997.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

(5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

(6) Incorporated by reference to the Registrant's documents filed with the Registrant's Initial Public Offering.

(7) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on September 26, 1997.

(8) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.

(9) Incorporated by reference to the Definitive Proxy Statement (Appendix A) filed on Schedule 14A on February 13, 1998.

(10) Incorporated by reference to the Definitive Proxy Statement (Appendix B) filed on Schedule 14A on February 13, 1998.

(11) Incorporated by reference to the Definitive Proxy Statement (Appendix C) filed on Schedule 14A on February 13, 1998.

(12) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 20, 1998.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 9, 1998.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(17) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 2, 1999.

(18) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

ITEM 22.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145-C-, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information to that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on May 4, 1999.


                                       ROCKY MOUNTAIN INTERNET, INC.
                                       a Delaware corporation

                                       By: /s/ Douglas H. Hanson
                                          --------------------------------
                                       Name:   Douglas H. Hanson
                                       Title:  Chief Executive Officer and
                                               Chairman of the Board of
                                               Directors (PRINCIPAL
                                               EXECUTIVE OFFICER)


                               POWER OF ATTORNEY

         We, the undersigned officers and directors of Rocky Mountain Internet, Inc. hereby severally constitute Douglas H. Hanson and Peter J. Kushar, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Rocky Mountain Internet, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said
Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:


NAME                                        TITLE                      DATE
----                                        -----                      ----

/s/ Douglas H. Hanson             Chief Executive Officer           May 4, 1999
-----------------------------     and Chairman of the Board
    Douglas H. Hanson             of Directors (PRINCIPAL
                                  EXECUTIVE OFFICER)


/s/ Peter J. Kushar               Chief Financial Officer and       May 4, 1999
-----------------------------     Treasurer (PRINCIPAL FINANCIAL
    Peter J. Kushar               OFFICER AND PRINCIPAL ACCOUNTING
                                  OFFICER)


/s/ Mary Beth Vitale              President, Chief Operating        May 4, 1999
-----------------------------     Officer and Director
    Mary Beth Vitale


/s/ D.D. Hock                     Director                          May 4, 1999
-----------------------------
    D.D. Hock


/s/ Robert S. Grabowski           Director                          May 4, 1999
-----------------------------
    Robert S. Grabowski


/s/ Lewis J. Silverberg           Director                          May 4, 1999
-----------------------------
    Lewis J. Silverberg

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                             DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
   2.01    Agreement and Plan of Reorganization and Liquidation by and Among Rocky Mountain Internet, Inc.,
             DataXchange Network, Inc., and Certain of the Shareholders of DataXchange Network, Inc., dated as of
             December 8, 1998(13)
   3.01    Certificate of Incorporation(1)
   3.02    Bylaws of Rocky Mountain Internet, Inc.(1)
   3.03    Certificate of Amendment of Certificate of Incorporation of Rocky Mountain Internet, Inc.(16)
   3.04    Certificate of Designations of Series B Convertible Preferred Stock(16)
   4.01    Form of Warrant Agreement dated September 5, 1996 between Rocky Mountain Internet, Inc. and American
             Securities Transfer, Inc.(1)
   4.02    Form of Subordinated Convertible Promissory Note(1)
   4.03    Form of Lock-Up Agreement for Common Stockholders(1)
   4.04    Form of Lock-Up Agreement for Preferred Stockholders(1)
   4.05    Form of Lock-Up Agreement for Debenture Holders(1)
   4.06    Form of Stock Certificate(1)
   4.07    Form of Warrant Certificate(1)
   4.08    Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson dated October 1, 1997(8)
   4.09    1996 Employees' Stock Option Plan(6)
   4.10    1996 Non-Employee Directors' Stock Option Plan(6)
   4.11    Rocky Mountain Internet Inc. 1997 Non-Qualified Stock Option Plan(7)
   4.12    1997 Stock Option Plan(9)
   4.12.1  First Amendment to Non-Qualified Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc.
             1997 Stock Option Plan(16)
   4.12.2  First Amendment to Incentive Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997
             Stock Option Plan)(16)
   4.13    Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan(10)
   4.14    Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan(11)
   4.15    Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and
             Koch Industries, Inc.(15)
   4.16    Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and
             Advantage Fund II Ltd.(15)
   4.17    Form of Common Stock Purchase Warrant issued to Koch Industries, Inc., Advantage Fund II Ltd., Wharton
             Capital Partners Ltd., Leslie Bines, and Neidiger Tucker Bruner Inc.(15)
   4.18    Form of Registration Rights Agreement between Rocky Mountain Internet, Inc. and (i) Koch Industries,
             Inc.; and (ii) Advantage Fund II Ltd.(15)
   4.19    Form of Registration Rights Agreement between Rocky Mountain Internet and (i) Wharton Capital Partners
             Ltd.; (ii) Leslie Bines; and (iii) Neidiger Tucker Bruner Inc.(15)
   5.01    Opinion and Consent of Hall & Evans, L.L.C., as to legality of securities being registered ***
  10.01    Agreement of Lease between Denver-Stellar Associates Limited Partnership, Landlord and Rocky Mountain
             Internet, Inc., Tenant(2)
  10.02    Asset Purchase Agreement--Acquisition of CompuNerd, Inc.(2)
  10.03    Confirmation of $2.0 million lease line of credit(2)
  10.04    Agreement between MCI and Rocky Mountain Internet, Inc. governing the provision of professional information system development services for the design and development of the MCI internal Intranet project referred to as Electronic Advice.(2)
  10.05    Sublease Agreement--February 26, 1997--1800 Glenarm, Denver, CO(4)
  10.06    Acquisition Agreement for The Information Exchange(4)

EXHIBIT
NUMBER                                             DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
  10.07    Asset Purchase Agreement for On-Line Network Enterprises(4)
  10.08    1996 Incentive Compensation Plan--Annual Bonus Incentive(4)
  10.09    1997 Incentive Compensation Plan--Annual Bonus Incentive(4)
  10.10    Termination Agreement of joint venture between Rocky Mountain Internet, Inc. and Zero Error Networks,
             Inc.(5)
  10.11    Private Placement Memorandum(5)
  10.12    Carrier Services Switchless Agreement Between Frontier Communications of the West, Inc. and Rocky
             Mountain Broadband, Inc.**(15)
  10.13    Wholesale Usage Agreement Between PSINet Inc. and Rocky Mountain Internet, Inc.**(15)
  10.14    PacNet Reseller Agreement between PacNet Inc. and Rocky Mountain Internet, Inc.**(15)
  10.15    Operating Agreement of The Mountain Area EXchange LLC(15)
  10.16    Software License and Consulting Services Agreement Between Rocky Mountain Internet, Inc. and Novazen
             Inc.**(15)
  10.19    Merger Agreement among Rocky Mountain Internet, Inc., RMI-INI, Internet Now, Hutchinson Persons, Leslie
             Kelly, Taufik, Islam, Susan Coupal, and Gary Kim, dated November 20, 1998(12)
  10.20    Asset Purchase Agreement between Rocky Mountain Internet, Inc. and Unicom Communications Corporation
             dated as of November 24, 1998(12)
  10.21    Asset Purchase Agreement among Rocky Mountain Internet, Inc., Stonehenge Business Systems Corporation,
             Todd Keener, and Danette Keener, dated as of November 30, 1998(12)
  10.22    Commitment letter dated December 10, 1998 from Advantage Fund Ltd. to Rocky Mountain Internet, Inc.(15)
  10.23    Agreement and Plan of Merger dated February 2, 1999 by and between Rocky Mountain Internet, Inc. and
             August 5th Corporation, d/b/a Dave's World(17)
  10.24    Asset Purchase Agreement by and among Rocky Mountain Internet, Inc., ImageWare Technologies, L.L.C., and
             Communication Network Services, L.L.C.(17)
  16.01    Letter re change in certifying accountant(3)
  16.02    Letter re change in certifying accountant(14)
  21.01    Subsidiaries of the Registrant(18)
  23.01    Consent of Ernst & Young LLP *
  23.02    Consent of Baird, Kurtz & Dobson *
  23.03    Consent of Hall & Evans, L.L.C. (included in Exhibit 5.01) ***
  27.01    Financial Data Schedule(18)

------------------------

*   To be filed by amendment.

** Portions of these documents have been omitted pursuant to a request for confidential treatment.

*** Previously filed.

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 28, 1997.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

(5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

(6) Incorporated by reference to the Registrant's documents filed with the Registrant's Initial Public Offering.

(7) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on September 26, 1997.

(8) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.

(9) Incorporated by reference to the Definitive Proxy Statement (Appendix A) filed on Schedule 14A on February 13, 1998.

(10) Incorporated by reference to the Definitive Proxy Statement (Appendix B) filed on Schedule 14A on February 13, 1998.

(11) Incorporated by reference to the Definitive Proxy Statement (Appendix C) filed on Schedule 14A on February 13, 1998.

(12) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 20, 1998.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 9, 1998.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(17) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 2, 1999.

(18) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.